Exhibit 99

CBS CORPORATION REPORTS RECORD FIRST QUARTER 2012 RESULTS

Revenues of $3.9 billion up 12%

OIBDA of $773 million up 34%

Operating Income of $642 million up 47%

Diluted EPS of $.54 up 86%

New York, New York, May 1, 2012 – CBS Corporation (NYSE: CBS.A and CBS) today reported results for the first quarter ended March 31, 2012.

“As great as these last few years have been, this quarter tops it all,” said Sumner Redstone, Executive Chairman, CBS Corporation. “What’s most exciting is that we are poised to benefit from all of the strategic actions we’ve taken – and continue to take – for a long, long time. We have the best content and the right management to ensure success, and as a result, I have never been more confident about our Company’s future than I am today.”

“The transformation of CBS’s business model continues, and I am extremely pleased that we posted record results,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation. “Our ability to capitalize on the fundamental shifts in our industry has led to the growth of significant new revenue streams and has also allowed us to increase our share of non-advertising revenue. At the same time, we continue to benefit from underlying advertising growth. Of course, the cornerstone of our ability to drive earnings will always come back to our success in creating premium content. In that regard, we greatly look forward to building on our leading position when we unveil our new primetime schedule in a couple of weeks. We will then sell that lineup into what we’re confident will be a very healthy upfront marketplace, and begin anew the process of monetizing our programming through the burgeoning content value chain. So, with political dollars due to ramp up in the back half of 2012, and with the syndication programming pipeline we have established for 2013, we look forward to the future with great confidence.”

First Quarter 2012 Results

Revenues of $3.92 billion for the first quarter of 2012 increased 12% from $3.51 billion for the same prior-year period. This increase was led by content licensing and distribution revenues, which were up 39%, driven by licensing agreements for digital streaming as well as international and domestic syndication sales. Advertising revenues increased 5%, reflecting growth in network primetime and sports advertising, including the timing of the semifinals of the NCAA Division I Men’s Basketball Championship (“NCAA Tournament”), which aired during the first quarter of 2012 versus the second quarter of 2011. Affiliate and subscription fee revenues rose 7%, led by growth at Cable Networks and higher retransmission revenues.

Operating income before depreciation and amortization (“OIBDA”) of $773 million increased 34% in the first quarter of 2012 from $576 million for the same prior-year period. OIBDA before impairment charges, which excludes a noncash impairment charge of $11 million relating to radio station divestitures, rose 36% to $784 million.

Operating income of $642 million for the first quarter of 2012 increased 47% from $437 million for the same prior-year period, and the operating income margin rose four percentage points, to 16%. The operating income growth and margin expansion were primarily driven by increases in high-margin revenue streams.

Net earnings were $363 million for the first quarter of 2012, or $.54 per diluted share, up from $202 million, or $.29 per diluted share, for last year’s first quarter, reflecting the operating income growth as well as lower weighted average shares outstanding as a result of the Company’s share repurchase program. Net earnings include a gain of $16 million, net of tax ($25 million before tax) on early extinguishment of debt. The impact of this item on net earnings was offset by a noncash impairment charge of $14 million, net of tax ($11 million before tax).

Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

Free Cash Flow, Balance Sheet and Liquidity

Free cash flow was $607 million for the first quarter of 2012, compared with $853 million for the first quarter a year ago. The free cash flow comparison was affected by the timing of programming payments.  The Company generated cash flow from operating activities of $646 million for the three months ended March 31, 2012, versus $894 million for the comparable prior-year period.

During the first quarter of 2012, the Company issued $700 million of 3.375% senior notes due March 1, 2022, and used the net proceeds to redeem, at face value, its $700 million of 6.750% senior notes due March 27, 2056. The refinancing of this debt is expected to result in an annualized net interest expense savings of $22 million. As of March 31, 2012, the Company’s cash balance was $794 million, debt outstanding was $5.92 billion, and there were no credit facility borrowings.

Also during the quarter, the Company repurchased 9.0 million shares of CBS Corp. Class B Common Stock for $269 million, at an average cost of approximately $30 per share. Since the inception of the share repurchase program in January of 2011, the Company has repurchased 51.2 million shares for $1.29 billion, at an average cost of approximately $25 per share, leaving $1.71 billion of authorization remaining at March 31, 2012.

Consolidated and Segment Results (dollars in millions)

The tables below present the Company’s revenues by segment and type and its OIBDA before impairment charges and operating income (loss), by segment for the three months ended March 31, 2012, and 2011. Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

	Three Months Ended
	March 31,
Revenues by Segment	2012	2011
Entertainment	$2,318	$1,994
Cable Networks	452	393
Publishing	176	155
Content Group	2,946	2,542
Local Broadcasting	622	621
Outdoor	416	413
Local Group	1,038	1,034
Eliminations	(60)	(66)
Total Revenues	$3,924	$3,510

	Three Months Ended
	March 31,
Revenues by Type	2012	2011
Advertising	$2,398	$2,292
Content licensing and distribution	1,017	734
Affiliate and subscription fees	455	426
Other	54	58
Total Revenues	$3,924	$3,510

	Three Months Ended
	March 31,
OIBDA before Impairment Charges	2012	2011
Entertainment	$411	$268
Cable Networks	209	153
Publishing	10	7
Content Group	630	428
Local Broadcasting	171	169
Outdoor	53	49
Local Group	224	218
Corporate	(58)	(52)
Residual costs	(12)	(19)
Eliminations	—	1
OIBDA before Impairment Charges	784	576
Impairment charges	(11)	—
Total OIBDA	$773	$576

	Three Months Ended
	March 31,
Operating Income (Loss)	2012	2011
Entertainment	$370	$230
Cable Networks	204	147
Publishing	8	5
Content Group	582	382
Local Broadcasting	138	143
Outdoor	(2)	(12)
Local Group	136	131
Corporate	(64)	(58)
Residual costs	(12)	(19)
Eliminations	—	1
Total Operating Income	$642	$437

Entertainment (CBS Television Network, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Films and CBS Interactive)

Entertainment revenues for the first quarter of 2012 increased 16% to $2.32 billion from $1.99 billion for the same prior-year period, principally driven by the licensing of television programming for digital streaming and syndication, higher advertising revenues, and increases in retransmission revenues. Advertising revenue grew 8%, with four of the percentage points from the timing of the semifinals of the NCAA Tournament.

Entertainment OIBDA for the first quarter of 2012 increased 53% to $411 million from $268 million for the same prior-year period, and the OIBDA margin improved five percentage points to 18%. These increases were primarily driven by growth in high-margin revenues.

Cable Networks (Showtime Networks, CBS Sports Network and Smithsonian Networks)

Cable Networks revenues for the first quarter of 2012 increased 15% to $452 million from $393 million for the same prior-year period. The revenue growth was driven by higher licensing revenues from the digital streaming of Showtime original series as well as increases in rates and subscriptions at Showtime Networks and Smithsonian Networks.

Cable Networks OIBDA for the first quarter of 2012 increased 37% to $209 million from $153 million for the same prior-year period, reflecting revenue growth and lower costs from the timing of programming expenses.

Publishing (Simon & Schuster)

Publishing revenues for the first quarter of 2012 increased 14% to $176 million from $155 million for the same prior-year period, reflecting strong growth in the sales of more profitable digital content as well as higher print book sales. Sales of digital content increased 64% in the quarter and represented approximately 26% of Publishing’s total revenues, the highest to date. Best selling titles in the first quarter included Kill Shot by Vince Flynn and Lone Wolf by Jodi Picoult. The first quarter of 2012 also benefited from the continued success of fourth quarter releases Steve Jobs by Walter Isaacson and 11/22/63 by Stephen King.

Publishing OIBDA for the first quarter of 2012 increased 43% to $10 million from $7 million for the same prior-year period. This increase was primarily driven by growth in digital and print book sales, which was partially offset by higher costs related to legal matters.

Local Broadcasting (CBS Television Stations and CBS Radio)

Local Broadcasting revenues of $622 million in the first quarter of 2012 remained flat compared with the same prior-year period. Increased spending by automotive manufacturers and retailers as well as higher retransmission revenues were offset by lower advertising spending from the utilities and service industries. For the first quarter of 2012, CBS Television Stations revenues increased 2% from the same quarter last year, while CBS Radio revenues decreased 2%.

Local Broadcasting OIBDA before impairment charges for the first quarter of 2012 increased 1% to $171 million from OIBDA of $169 million for the same prior-year period, primarily driven by the revenue growth. OIBDA before impairment charges excludes a first quarter 2012 impairment charge of $11 million related to radio station divestitures.

Outdoor (CBS Outdoor)

Outdoor revenues for the first quarter of 2012 increased 1% to $416 million from $413 million for the same prior-year period, driven by increased revenues in the Americas (comprised of North America and South America), partially offset by the unfavorable impact of foreign exchange rate changes. Revenues in the Americas increased 4% in constant dollars. Growth in the U.S. billboards and displays businesses was partially offset by the impact of the nonrenewal of the Toronto transit contract, which negatively affected the Americas revenue comparison by two percentage points. Revenues for Europe decreased 2% in constant dollars because of the nonrenewal of certain contracts as well as weakness in the European economy.

Outdoor OIBDA for the first quarter of 2012 increased 8% to $53 million from $49 million for the same prior-year period principally because of the higher revenues.

Corporate

Corporate expenses before depreciation expense were $58 million for the first quarter of 2012 compared with $52 million for the same quarter last year, reflecting increased compensation expenses primarily associated with the Company’s higher stock price.

Residual Costs

Residual costs include pension and postretirement benefits costs for plans retained by the Company for previously divested businesses. Residual costs decreased $7 million to $12 million for the first quarter of 2012 from $19 million for the same quarter last year, primarily because of the benefit from the prefunding of pension plans during 2011.

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime Networks, Smithsonian Networks and CBS Sports Network), local television (CBS Television Stations), television production and syndication (CBS Television Studios, CBS Studios International and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), motion pictures (CBS Films), and sustainable media (EcoMedia).  For more information, log on to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements
This news release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products, the impact of the consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks. The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Senior Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Revenues	$3,924	$3,510

Operating income	642	437

Interest expense	(110)	(110)
Interest income	2	2
Gain on early extinguishment of debt	25	—
Other items, net	12	9
Earnings before income taxes	571	338

Provision for income taxes	(203)	(122)
Equity in loss of investee companies, net of tax	(5)	(14)
Net earnings	$363	$202

Basic net earnings per common share	$.56	$.30

Diluted net earnings per common share	$.54	$.29

Weighted average number of common shares outstanding:
Basic	650	674
Diluted	667	693

Dividends per common share	$.10	$.05

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	At	At
	March 31, 2012	December 31, 2011

Assets

Cash and cash equivalents	$794	$660
Receivables, net	3,332	3,254
Programming and other inventory	574	735
Prepaid expenses and other current assets	1,083	894
Total current assets	5,783	5,543
Property and equipment	5,372	5,334
Less accumulated depreciation and amortization	2,914	2,824
Net property and equipment	2,458	2,510
Programming and other inventory	1,425	1,496
Goodwill	8,630	8,620
Intangible assets	6,555	6,526
Other assets	1,542	1,502
Total Assets	$26,393	$26,197

Liabilities and Stockholders’ Equity

Accounts payable	$339	$410
Participants’ share and royalties payable	892	938
Program rights	784	577
Current portion of long-term debt	22	24
Accrued expenses and other current liabilities	2,113	1,984
Total current liabilities	4,150	3,933
Long-term debt	5,902	5,958
Other liabilities	6,337	6,398
Total Stockholders’ Equity	10,004	9,908
Total Liabilities and Stockholders’ Equity	$26,393	$26,197

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	March 31,
	2012	2011

Operating Activities:
Net earnings	$363	$202
Adjustments to reconcile net earnings to net cash flow provided by operating activities:
Depreciation and amortization	131	139
Stock-based compensation	42	34
Impairment charges	11	—
Gain on early extinguishment of debt	(25)	—
Equity in loss of investee companies, net of tax and distributions	6	16
Change in assets and liabilities, net of effects of acquisitions	118	503
Net cash flow provided by operating activities	646	894
Investing Activities:
Acquisitions, net of cash acquired	(69)	(53)
Capital expenditures	(39)	(41)
Investments in and advances to investee companies	(34)	(26)
Proceeds from dispositions	—	13
Other investing activities	2	4
Net cash flow used for investing activities	(140)	(103)
Financing Activities:
Proceeds from issuance of notes	690	—
Repayment of notes	(700)	(2)
Payment of capital lease obligations	(5)	(4)
Payment of contingent consideration	(33)	—
Dividends	(69)	(37)
Purchase of Company common stock	(260)	(250)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(87)	(46)
Proceeds from exercise of stock options	36	10
Excess tax benefit from stock-based compensation	56	35
Other financing activities	—	(5)
Net cash flow used for financing activities	(372)	(299)
Net increase in cash and cash equivalents	134	492
Cash and cash equivalents at beginning of period	660	480
Cash and cash equivalents at end of period	$794	$972

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

Operating Income (Loss) Before Depreciation and Amortization (“OIBDA”) and OIBDA Before Impairment Charges

The following tables set forth the Company’s OIBDA and OIBDA before impairment charges for the three months ended March 31, 2012 and OIBDA for the three months ended March 31, 2011. The Company defines OIBDA as net earnings (loss) adjusted to exclude the following line items presented in its Consolidated Statements of Operations: Equity in earnings (loss) of investee companies, net of tax; Provision for income taxes; Other items, net; Gain on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization. The Company defines “OIBDA before impairment charges” as OIBDA excluding impairment charges.

The Company uses OIBDA and OIBDA before impairment charges, as well as OIBDA margin and OIBDA before impairment charges margin, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and these measures are among the primary measures used by management for planning and forecasting of future periods. These measures are important indicators of the Company’s operational strength and performance of its business because they provide a link between profitability and operating cash flow. The Company believes the presentation of these measures is relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve their ability to understand the Company’s operating performance and make it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA and OIBDA before impairment charges are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), they should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance. OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As OIBDA and OIBDA before impairment charges exclude certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. The Company provides the following reconciliations of OIBDA and OIBDA before impairment charges to net earnings (loss), and OIBDA or OIBDA before impairment charges for each segment to such segment’s operating income (loss), the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Three Months Ended March 31, 2012
	OIBDA Before
	Impairment	Depreciation	Impairment	Operating
	Charges	and Amortization	Charges	Income/(Loss)
Entertainment	$411	$(41)	$—	$370
Cable Networks	209	(5)	—	204
Publishing	10	(2)	—	8
Content Group	630	(48)	—	582
Local Broadcasting	171	(22)	(11)	138
Outdoor	53	(55)	—	(2)
Local Group	224	(77)	(11)	136
Corporate	(58)	(6)	—	(64)
Residual Costs	(12)	—	—	(12)
Eliminations	—	—	—	—
Total	$784	$(131)	$(11)	$642
Margin(a)	20%			16%

Three Months Ended March 31, 2011
		Depreciation	Impairment	Operating
	OIBDA	and Amortization	Charges	Income/(Loss)
Entertainment	$268	$(38)	$—	$230
Cable Networks	153	(6)	—	147
Publishing	7	(2)	—	5
Content Group	428	(46)	—	382
Local Broadcasting	169	(26)	—	143
Outdoor	49	(61)	—	(12)
Local Group	218	(87)	—	131
Corporate	(52)	(6)	—	(58)
Residual Costs	(19)	—	—	(19)
Eliminations	1	—	—	1
Total	$576	$(139)	$—	$437
Margin(a)	16%			12%

			Three Months Ended March 31,
			2012	2011
OIBDA before impairment charges			$784	$576
Impairment charges			(11)	—
Total OIBDA			773	576
Depreciation and amortization			(131)	(139)
Operating income			642	437
Interest expense			(110)	(110)
Interest income			2	2
Gain on early extinguishment of debt			25	—
Other items, net			12	9
Earnings before income taxes			571	338
Provision for income taxes			(203)	(122)
Equity in loss of investee companies, net of tax			(5)	(14)
Net earnings			$363	$202

(a)           Margin is defined as OIBDA, OIBDA before impairment charges or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Free Cash Flow

The Company defines free cash flow as its net cash flow provided by (used for) operating activities less capital expenditures.  The Company’s calculation of free cash flow includes capital expenditures since investment in capital expenditures is a use of cash that is directly related to the Company’s operations. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management.  Free cash flow is one of several components of incentive compensation targets for certain management personnel.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow as a measure of liquidity has certain limitations, and does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended
	March 31,
	2012	2011
Net cash flow provided by operating activities	$646	$894
Capital expenditures	(39)	(41)
Free cash flow	$607	$853

The following table presents a summary of the Company’s cash flows:

	Three Months Ended
	March 31,
	2012	2011
Net cash flow provided by operating activities	$646	$894
Net cash flow used for investing activities	$(140)	$(103)
Net cash flow used for financing activities	$(372)	$(299)